Exhibit 99.1

For Immediate Release

Contacts:

Ami Knoefler	Kathleen Rinehart
Corporate and Investor Relations	Corporate Communications
(510) 284-8851	(510) 574-1480
ami.knoefler@pdl.com	kathleen.rinehart@pdl.com

PDL BIOPHARMA ANNOUNCES ELECTION OF

L. PATRICK GAGE AS CHAIRMAN OF THE BOARD

Fremont, Calif. April 9, 2007 — PDL BioPharma, Inc. (Nasdaq: PDLI) today announced that L. Patrick Gage, Ph.D. has been elected as the company’s chairman of the board, following the resignation of Dr. Max Link who had chaired the board since 2004. Dr. Gage has served on the board of directors since 2003 and brings more than three decades of research, development, manufacturing and general management experience in the biopharmaceutical industry. The election of Dr. Gage follows a mutual decision by Dr. Max Link and the PDL board of directors for Dr. Link to step down both as chairman and a director to avoid a conflict of interest given PDL’s litigation with Alexion Pharmaceuticals, Inc., a company on which Dr. Link also serves as chairman of the board.

“Dr. Link has served on PDL’s board for over a decade, and he is held in the highest regard by each of our board members, and by me personally. He has made many significant contributions to the company throughout his tenure with us, and his leadership has been outstanding,” said Mark McDade, chief executive officer of PDL. “We are confident that Dr. Gage will contribute strategic vision and leadership to PDL’s board of directors as we continue to build stockholder value by leveraging our antibody platform to create a commercially-focused therapeutics company with a sustainable pipeline.”

Dr. Gage has served as a venture partner with Flagship Ventures since 2003. Prior to that, he held various positions at Wyeth, most recently as senior vice president, Science and Technology and president, Wyeth Research. He previously served as president of Genetics Institute, prior to which he held various positions in research management over 18 years with Roche. Dr. Gage is also chairman of the board of directors of Neose Technologies, Inc.

PDL recently filed a lawsuit against Alexion seeking monetary damages for infringement of certain PDL patents. The PDL board of directors and Dr. Link considered the conflict of interest arising out of the Alexion litigation and Dr. Link’s position on both boards. Both the independent members of PDL’s board and Dr. Link have determined that it is appropriate for Dr. Link to resign from PDL’s board of directors.

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. Commercially focused in the acute-care hospital setting, PDL markets and sells its portfolio of products in the United States and Canada. A pioneer of antibody humanization technology, PDL promotes this technology through licensing agreements and clinical development of its own diverse pipeline of investigational compounds. PDL’s research platform centers on the discovery and development of antibodies to treat cancer and autoimmune diseases. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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